Exhibit 10.2

Marten Transport, Ltd.

2014 Non-Employee Director Compensation Summary

On May 6, 2014, our Compensation Committee also approved the following fee schedule for non-employee directors for fiscal year 2014, effective May 6, 2014:

	2013	2014

Annual Board Retainer	$24,000	$26,000
Lead Director	5,000	10,000
Audit Committee chair	15,000	15,000
Compensation Committee chair	10,000	10,000
Nominating/Corporate Governance Committee chair	3,500	3,500

The company increased the payment for non-employee directors’ attendance at each Board meeting from $1,250 to $1,500. In addition, non-employees directors receive $750 for each committee meeting attended, and reimbursement for out-of-pocket expenses of attending meetings.

Each non-employee director also received a grant of 1,000 shares of common stock upon re-election to the Board by the stockholders.